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                                                               Exhibit (a)(1)(I)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Niagara Mohawk Power Corporation's cumulative preferred stock. The offers are made solely by the Offer to Purchase, dated February 27, 2002, and the applicable Letters of Transmittal, and are being made to all holders of shares of preferred stock of the series listed below. The offers are not being made to and Niagara Mohawk will not accept tenders from holders of preferred shares in any jurisdiction where the making of the offers or the acceptance thereof would not be in compliance with the securities, "blue sky" or other laws of such jurisdiction. If Niagara Mohawk becomes aware of any jurisdiction where the making of the offers or the tender of preferred shares is not in compliance with any applicable law, Niagara Mohawk will make a good faith effort to comply with such law. In any jurisdiction where the securities, "blue sky" or other laws require the offers to be made by a licensed broker or dealer, the offers will be deemed to be made on behalf of Niagara Mohawk by Merrill Lynch, Pierce, Fenner & Smith Incorporated or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                        NIAGARA MOHAWK POWER CORPORATION

                      NOTICE OF OFFER TO PURCHASE FOR CASH
  ANY AND ALL OF ITS OUTSTANDING SHARES OF THE FOLLOWING SERIES OF CUMULATIVE
          PREFERRED STOCK AT THE FOLLOWING PURCHASE PRICES PER SHARE:

    FIXED/ADJUSTABLE RATE CUMULATIVE PREFERRED STOCK, SERIES D, CUSIP NUMBER
                    653522771, AT A PURCHASE PRICE OF $53.76

3.40% CUMULATIVE PREFERRED STOCK, CUSIP NUMBER 653522201, AT A PURCHASE PRICE OF
      $63.43

3.60% CUMULATIVE PREFERRED STOCK, CUSIP NUMBER 653522300, AT A PURCHASE PRICE OF
      $67.16

3.90% CUMULATIVE PREFERRED STOCK, CUSIP NUMBER 653522409, AT A PURCHASE PRICE OF
      $72.76

4.10% CUMULATIVE PREFERRED STOCK, CUSIP NUMBER 653522508, AT A PURCHASE PRICE OF
      $76.49

4.85% CUMULATIVE PREFERRED STOCK, CUSIP NUMBER 653522607, AT A PURCHASE PRICE OF
      $90.49

5.25% CUMULATIVE PREFERRED STOCK, CUSIP NUMBER 653522706, AT A PURCHASE PRICE OF
      $93.58

     Niagara Mohawk Power Corporation, a New York corporation, invites you to tender your shares of cumulative preferred stock of the series listed above, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 27, 2002, and in the applicable Letters of Transmittal. The offers will enable us to eliminate or reduce the number of outstanding preferred shares, which we believe will improve our capital structure and increase our financial flexibility. If you are the holder of record of your preferred shares as of the close of business on March 11, 2002 and you tender your preferred shares, you will receive the March 31, 2002 regular quarterly dividend on your preferred shares, regardless of when you tender your preferred shares. If your preferred shares are purchased in the offers, you will not receive any dividend payments from Niagara Mohawk after the March 31, 2002 dividend unless the offers are extended beyond March 31, 2002.

     Although Niagara Mohawk's board of directors believes that the offers are fair to unaffiliated holders of each series of preferred shares, neither Niagara Mohawk, its board of directors, nor its officers makes any recommendation to any holder of preferred shares as to whether to tender your preferred shares. You must make your own decision as to whether to tender your preferred shares and, if so, how many preferred shares to tender.

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EACH OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME ON WEDNESDAY, MARCH 27, 2002, UNLESS EXTENDED OR EARLIER TERMINATED.
--------------------------------------------------------------------------------

     The offers were approved by a unanimous vote of Niagara Mohawk's board of directors. The offer for any one series of preferred shares is not conditioned upon any minimum number of preferred shares of a series of preferred stock being tendered and is independent of the offer for any other series. Each offer is being made independently of the other offers. No offer is conditioned upon the successful completion of any other offer. Promptly after the expiration date, Niagara Mohawk will accept and pay the purchase price for preferred shares validly tendered and not validly withdrawn, upon the terms and subject to the conditions of the offers, including the satisfaction or waiver of certain conditions set forth in the Offer to Purchase. Payment for all preferred shares accepted will be made by The Bank of New York, the Depositary for the offers, after timely receipt by the Depositary of (i) certificates for, or a confirmation of a book-entry transfer of such shares into the Depositary's account at The Depository Trust Company with respect to such shares, (ii) a properly completed and duly executed Letter of Transmittal applicable to the series of preferred shares you are tendering with any required signature guarantees and (iii) any other required documents under the offers. Holders must use the applicable Letter of Transmittal for each series of preferred stock. Delivery of a Letter of Transmittal applicable to the series of preferred shares you are tendering and any other required documents to The Depository Trust Company does not constitute delivery to the Depositary. If you hold your preferred shares through a broker, dealer, bank, trust company or other nominee, you must contact them and give them instructions to tender your preferred shares.

     Niagara Mohawk may extend the expiration date with respect to any series of preferred shares beyond the scheduled expiration date, but we do not expect, at this time, to do so. If we decide to extend an offer, we will inform the Depositary of the fact and will make an announcement through a press release issued to the Dow Jones News Service of the extension, not later than 9:00 A.M., New York City time, on the business day after the day on which the applicable offer was scheduled to expire. Niagara Mohawk also expressly reserves the right, in its sole discretion, to, among other things, terminate the offers and not accept for payment or pay for any preferred shares tendered if all of the conditions of the offers have not been satisfied prior to the expiration date, and to amend the offers in any respect, in each case by giving oral or written notice of such termination or amendment to the Depositary and by making a public announcement thereof.

     Tendering holders who are registered owners of their preferred shares and tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes with respect to the purchase of preferred shares by Niagara Mohawk pursuant to the offers. Niagara Mohawk will pay a fee to soliciting dealers of (a) $1.50 per share for preferred shares of all series except the Series D and (b) $0.75 per share for preferred shares in the case of the Series D for preferred shares that are tendered, accepted for payment and paid for in the offers in transactions for beneficial owners whose ownership is less than (x) 2,500 preferred shares in the case of all series except the Series D and (y) 5,000 preferred shares in the case of the Series D.

     Tenders of preferred shares may be withdrawn at any time on or prior to the expiration date pursuant to the procedures described in the Offer to Purchase. In addition, preferred shares may be withdrawn after April 23, 2002 unless they have been accepted for payment. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary and must specify certain information, including the holder's name, the number of preferred shares to be withdrawn and the name of the registered holder of the preferred shares, if different from that of the person who tendered such preferred shares as set forth in the Offer to Purchase. If the preferred shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an eligible institution (except with respect to preferred shares tendered by an eligible institution) must be submitted prior to the release of such preferred shares. In addition, such notice must specify, in the case of preferred shares tendered by book-entry transfer, the name and number of the account at The Depository Trust Company to be credited with the withdrawn preferred shares. In the case of preferred shares tendered by delivery of certificates, such notice must specify the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates representing the preferred shares to be withdrawn. Withdrawals may not be rescinded, and withdrawn preferred shares will thereafter be deemed not validly tendered for purposes of the offers, but holders may thereafter re-tender preferred shares at any time prior to the expiration date.

     The information required to be disclosed by Rule 13e-4(d)(1) and Rule 13e-3(e)(1) of the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Offer to Purchase and the applicable Letters of Transmittal contain important information that should be read carefully before any decision is made with respect to the offers. Questions regarding how to tender and requests for additional copies of the Offer to Purchase, applicable Letters of Transmittal, or other documents related to the offers should be directed to the Information Agent and such documents will be furnished promptly at Niagara Mohawk's expense. Questions regarding the terms of the offers should be directed to the Dealer Manager.

     The Offer to Purchase, applicable Letters of Transmittal and any other relevant materials will be mailed to holders of preferred shares as of the record date whose names appear on Niagara Mohawk's list of holders and will be furnished, for subsequent transmittal to beneficial owners of preferred shares, to brokers, dealers, banks, trust companies and similar persons whose names or the names of whose nominees appear on Niagara Mohawk's list of holders, or, where applicable, who are listed as participants in a clearing agency's security position listing.

                    The Information Agent for the offers is:

                              D.F. KING & CO., INC.

                                 77 Water Street
                            New York, New York 10005
                         Call Toll-Free: (888) 414-5566

                      The Dealer Manager for the offers is:


                               MERRILL LYNCH & CO.

                       4 World Financial Center, 7th Floor
                            New York, New York 10080
                      Attention: Liability Management Group
                                 Call Toll-Free:
                        (888) ML4-TNDR or (888) 654-8637

February 28, 2002